Exhibit 10.1

CONFIDENTIAL GENERAL RELEASE AND SEPARATION AGREEMENT

This Confidential General Release and Separation Agreement (hereinafter “Agreement”), is entered into between Michael J. Thomson (“Employee”), and SunCoke Energy, Inc. (“SunCoke”).
WHEREAS, Employee’s employment with SunCoke shall be terminated, effective October 1, 2015; and
WHEREAS, Employee and SunCoke desire to enter into this Agreement in consideration for the severance payments and other benefits set forth below.
NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, Employee and SunCoke agree as follows:
1.Employee, individually and on behalf of his/her heirs, legal representatives and assigns, do hereby release and forever discharge SunCoke, subsidiaries, successors, affiliates, assigns, and past and present directors, officers, agents, attorneys, insurers and employees (hereby collectively referred to as “the Released Parties”), from any and all actions, causes of action, claims, grievances, demands, damages (including compensatory, exemplary, statutory and punitive damages), attorneys’ fees, costs, contracts, liens, agreements and promises, by reason of any matter, fact, cause or thing of any kind or character whatsoever, including specifically, but not by way of limitation, any and all claims which he/she, or anyone acting through him/her or on his/her behalf, may have relating to his/her employment or the cessation of his/her employment with SunCoke, whether now known or later discovered.

2.This Agreement includes specifically, but not by way of limitation, any and all claims of age, sex, race, disability, national origin, height, weight, or marital status discrimination or harassment, retaliation, or any other claimed violation of any federal, state, or local statute, including but not limited to, the Age Discrimination in Employment Act of 1967 as amended, the Older Workers Benefit Protection Act of 1990, any contract or tort claims, including but not limited to, intentional infliction of emotional distress, negligent infliction of emotional distress, negligence, breach of contract, wrongful discharge, constructive discharge, tortious interference with contractual or business relations, any claims under any common law, statutes and executive orders at the federal, state and local levels of government. Employee further acknowledges and agrees that, except as set forth in Paragraph 3 of this Agreement, and except with respect to benefits due him/her under the terms of any employee benefit plan of SunCoke, he/she is not entitled to any additional compensation, bonuses, awards, commissions, benefits or other monies or payments of any kind from SunCoke or the Released Parties, and that he/she has been fully and properly paid all monies owed to him/her.

3.In consideration for Employee entering into this Agreement, SunCoke will provide Employee with the following benefits:

a.
In accordance with the SunCoke Energy, Inc. Executive Involuntary Termination Plan (the “Plan”), Employee will be eligible for his/her weekly compensation (base salary plus target annual bonus) in the gross amount of $17,163.46 for seventy-eight (78) weeks for a total of $1,338,750.00 through March 30, 2017, which Employee acknowledges he/she is not otherwise entitled to and is payable to him/her only if he/

she executes this Agreement. The severance payments shall be made and the salary continuation period shall begin on November 1, 2015, in accordance with the Plan.

b.
If Employee elects continued medical benefits pursuant to COBRA, excluding dental coverage (for Employee and/or eligible spouse and dependents), SunCoke will pay the required premiums for the first eighteen (18) months of coverage pursuant to the Plan.

c.	SunCoke will provide Employee with outplacement services in accordance with the Plan for twelve (12) months.

d.
Employee will be eligible for the 2015 bonus, prorated for 9 months, based on actual 2015 performance of the Consolidated Annual Incentive Plan on the payout date in 2016. Payout will be no later than March 15, 2016.

e.
Employee’s option grants that have become vested and exercisable as of the termination date, provided that such vested stock options shall not expire, shall remain fully vested and exercisable through and including October 1, 2018.

4.Employee acknowledges and understands that he/she waives any right or claim to reinstatement to any position with SunCoke or the Released Parties and agrees that he/she will not seek or apply for employment as an employee, contractor, consultant or in any other capacity.

5.It is understood that this Agreement does not constitute an admission of liability on the part of SunCoke or the Released Parties by whom any liability is expressly denied, but is made to terminate any controversy or potential controversy with respect to Employee’s employment or the cessation of his/her employment with SunCoke.

6.Employee understands that he/she has the right under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act to consider this Agreement for a period of twenty one (21) days. If Employee decides to sign this Agreement prior to the end of the twenty-one (21) day period, he/she does so knowingly and voluntarily and without inducement by the Released Parties, or any agent or employee of any of the Released Parties, through fraud, coercion, misrepresentation or a threat to withdraw or alter the Released Parties’ offer, prior to the expiration of the twenty-one (21) day time period.

7.Employee understands that this Agreement is revocable by him/her for seven (7) calendar days following his/her signing of this Agreement, and that this Agreement shall not become effective or enforceable until that revocation period has expired. Employee understands and agrees that to revoke this Agreement he/she must send, via certified mail, a signed written revocation to Gary Yeaw, c/o SunCoke Energy, 1011 Warrenville Rd, 6th Floor, Lisle, IL 60532, within seven (7) days of signing this Agreement. Employee understands and agrees that this Agreement shall automatically become enforceable and effective on the eighth (8th) day after he/she signs it so long as he/she has not revoked his/her signature in the manner prescribed herein. Should Employee exercise his/her right to revoke his/her signature within the seven (7) day period following the signing of this Agreement, he/she understands and agrees that this Agreement is null and void and he/she will not receive the severance payments, benefits or services set forth in Paragraph 3.

8.Employee understands that he/she does not waive or release any rights or claims that may arise after the effective date of this Agreement. Nothing in this Agreement shall be construed to affect the right of the Equal Employment Opportunity Commission (“EEOC”) to file a charge or Employee’s right to participate in an investigation or proceeding conducted by the EEOC. However, by accepting the severance payment and benefits provided by this Agreement, Employee acknowledges that he/she gives up any right he/she may have to any future recovery from the Released Parties related to any legal claims that arose prior to or on the effective date of this Agreement.

9.Employee and SunCoke agree that they will not, either directly or indirectly, disparage or engage in any conduct that results in the disparagement of the other party.

10.In further consideration for the severance payments and other benefits set forth above, Employee agrees to the following:

a.
Employee shall maintain in confidence and not to disclose or cause to be disclosed to any other person or entity any SunCoke Confidential Information which is not generally available to the public. As used in this Agreement, the term "Confidential Information" includes, but is not limited to, management policies, economic policies, financials, financial forecasts, operating methods, computer programs and software, identify of customers and suppliers, technical information, know-how, business plans or practices, all technical information, inventions, developments and innovations (patentable or unpatentable), specifications, formulas and processes related to SunCoke’s business.

b.
For a period of two (2) years following the termination of Employee’s employment with SunCoke, Employee agrees that he shall not, either directly or indirectly, solicit, induce, recommend, or encourage, or assist any other person or entity in soliciting, inducing or encouraging, any SunCoke employee to seek or accept employment with any other person or entity.

c.
For a period of one (1) year following the termination of Employee’s employment with SunCoke, Employee agrees that he shall not, either directly or indirectly (whether as an employee, contractor, consultant, agent, partner, principal, owner, officer, director, investor, or in any other capacity) perform any services for, or attempt to perform services for, a business competitive with the SunCoke with respect to: (1) existing Company customers or potential customers served or solicited by Employee, his former manager(s), or anyone under his supervision while he was a SunCoke employee, and/or (2) potential customers who within Employee’s last twelve (12) months of employment received or were about to receive proposals from any employee of SunCoke.

11.The terms of this Agreement are contractual and not a mere recital and cannot be changed except by written agreement of the parties.

12.This Agreement represents the entire agreement of the parties and supersedes any previous understandings or agreements, oral or written.

13.This Agreement, and each and every term and provision hereof, shall be construed in accordance with the laws of the State of Illinois. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall, in such event, be construed as if such invalid and/or unenforceable provision had never been contained herein.

14.Employee acknowledges that he/she has carefully and fully read this Agreement prior to signing it. Employee also acknowledges that he/she has been advised by SunCoke to consult with an attorney of his/her choice, and at his/her expense, prior to signing this Agreement and has signed this Agreement knowingly, voluntarily and freely, and with such counsel as he/she deems appropriate.

THIS IS A WAIVER AND RELEASE -- READ BEFORE SIGNING

EMPLOYEE /s/ Michael J. Thomson Michael J. Thomson Dated: 9/25/2015	SUNCOKE ENERGY, INC. By: /s/ Gary P. Yeaw Its: Vice President, Human Resources Dated: 9/25/2015